EXHIBIT 3.01(b)

CERTIFICATE OF AMENDMENT
OF THE CERTIFICATE OF INCORPORATION
OF
COLONIAL COMMERCIAL CORP.

Under Section 805 of the Business Corporation Law
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WE, THE UNDERSIGNED, being the President and an Assistant Secretary of Colonial Commercial Corp. hereby certify:

1.	The name of the corporation is Colonial Commercial Corp.

2.	The certificate of incorporation of said corporation was filed by the Department of State on the 28th day of October, 1964.

3.	a. A new article NINTH (A) is added to limit the liability of directors of the corporation as permitted by law.

b. To effect the foregoing, a new Article NINTH (A) shall be added to read in its entirety as follows:

NINTH:  (A) No director shall be personally liable to the Corporation or any stockholder for damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 719 of the New York Business Corporation Law or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have personally gained a financial profit or other advantage to which he was not legally entitled. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with the Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

4.	The amendment was authorized by the vote of the board of director(s) followed by vote of the majority of all outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, we have signed this certificate on the 24th day of June, 1988 and we affirm the statements contained therein as true under penalties of perjury.

/s/ Bernard Korn
Bernard Korn, President

/s/ James W. Stewart
James W. Stewart, Assistant Secretary